Registration No. 333-72561
                                                filed pursuant to Rule 424(b)(3)

                              PROSPECTUS SUPPLEMENT
                               Dated April 1, 1999
                     to the Prospectus dated March 15, 1999

                               CINTAS CORPORATION

                          16,343 shares of Common Stock


         Cintas Corporation, a Washington corporation, has prepared this Prospectus Supplement to update certain information included in its Prospectus dated March 15, 1999 relating to 16,343 shares of Common Stock, without par value. These shares are being offered for sale by certain shareholders of the Company.

         15,526 of the 16,343 shares of Common Stock owned by David Feder and Mindy Feder, as joint tenants, included in the Prospectus are subject to a pledge and security agreement in favor of Merrill Lynch. Following a transfer of such shares to Merrill Lynch pursuant to such a pledge and security agreement, such shares may be sold by Merrill Lynch pursuant to the Prospectus.